Exhibit 99
Press Release

FOR IMMEDIATE RELEASE                                                      CONTACT:
                                              Seth Shaw 917-796-9926
                               ;                    Sethsms47@aol.com

Novastar Resources Appoints George D. Crowley, Jr. Chairman of International Advisory Board

Washington D.C. (May 2, 2006) -- Novastar Resources Ltd. (OTCBB: NVAS) today announced that George D. Crowley, Jr., chairman and CEO of the Crowley Group, has been appointed as the chair of the company’s International Advisory Board.

“George Crowley’s distinguished and successful career in the planning and development of technology and infrastructure-related companies around the world makes him an ideal candidate to lead our International Advisory Board,” said Novastar President and CEO Seth Grae.

The International Advisory Board is expected to be comprised of 10-15 prominent and influential individuals from a variety of backgrounds, including business, government, energy and academia. It will serve as a strategic sounding board and source of external insights and perspective to Novastar management.

Mr. Crowley, Chairman and Chief Executive Officer of the Crowley Group, is an American entrepreneur, with 23 years of experience in the planning and successful development of wireless, technology and infrastructure-related businesses. He has undertaken these activities in the United States, Latin America and Central Europe. In connection with such activities, Mr. Crowley has arranged approximately $4.5 billion in financing.

Mr. Crowley has formed a total of 25 start-up companies in the U.S. and six emerging markets in Latin America and Central Europe. He has financed such start-ups through traditional private equity, equipment supplier and bank credits, strategic investments and government grants. Mr. Crowley's emerging market partners have included The Blackstone Group, the largest private telephone company in Brazil, Lucent Technologies and the Government of Poland.

In 2004, Crowley formed Crowley Infrastructure Development Group (CIDG) in Poland. CIDG currently is finalizing master redevelopment plans for several municipalities. These projects include revitalization of infrastructure as well as the provision of new plants for the generation of electricity. In that regard, CIDG also is assisting the new Polish government in formulating its energy policies to include the deployment of nuclear plants.

In 2000, Mr. Crowley formed Salmon PCS LLC, which is backed by Cingular Wireless to build and operate next generation cellular networks in metropolitan areas across the United States. Salmon successfully bid $2.3 billion for 79 PCS licenses in a recent U.S. government auction. To date, the FCC has granted 45 of those licenses covering a population of 11.5 million in October 2001 in exchange for Salmon’s payment of $241 million.

From 1987-1994, Mr. Crowley was Chairman and Chief Executive Officer of Crowley Cellular Telecommunications Inc. ("CCTI").  By 1991, "CCTI" had become the second largest privately held cellular telecommunications company in America.

In 1999, Crowley Data Poland ("CDP") was granted a nationwide concession from the Polish Government to offer broadband wireless data services. CDP has deployed a state-of-the-art local multi-point distribution service "LMDS" network in Poland. Lucent Technologies supplied the network. Crowley reached an agreement with Blackstone Capital Partners III pursuant to which Blackstone became a minority investor in Crowley’s Polish enterprise. CDP is currently the largest and fastest growing wireless broadband company in Central Europe.

Mr. Crowley was a founding investor and director for ten years of Southern Starr Broadcasting Company, a publicly held owner of FM radio stations in the U.S. He was also a member of the Young Presidents Organization and the Board of Directors of the U.S. Cellular Telecommunications Industry Association. Mr. Crowley is an attorney with degrees from Georgetown University and Georgetown University Law Center in Washington, D.C. Mr. Crowley currently serves on the Georgetown University Board of Regents.

About Novastar Resources

Novastar Resources is a publicly traded company within the commercial mining sector and is a commercial mining firm engaged in the exploration of thorium, a naturally occurring metal that can be used to provide nuclear energy, with non-proliferation, waste and economic advantages, in comparison to standard uranium fuels. Novastar Resources' stock is traded and quoted on the OTC Bulletin Board under the symbol "NVAS.OB". Further information is available on Novastar Resources' website at www.novastarresources.com.

Additional Information

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the proposed merger and other forward-looking terminology such as "may", "expects", "believes", "anticipates", "intends", "expects", "projects" or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

For more information, contact:

Novastar Resources Ltd.
Mr. Seth Shaw
Director of Strategic Planning
Sethsms47@aol.com
http://www.novastarresources.com/